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                                                                    Exhibit 99.3


                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                              FINANCIAL STATEMENTS

                                    CONTENTS

Condensed Balance Sheets at March 31, 2004 (Unaudited) and September 30, 2003....................         2
Condensed Statements of Operations for the Three and Six Months Ended March 31, 2004 and 2003
 (Unaudited).....................................................................................         3
Condensed Statements of Cash Flows for the Six Months Ended March 31, 2004 and 2003
 (Unaudited).....................................................................................         4
Notes to Unaudited Condensed Financial Statements................................................         5

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                     (UNAUDITED)
                                                                       MARCH 31,                   SEPTEMBER 30,
                                                                         2004                          2003
                                                                     ------------                  -------------
ASSETS
Current assets:
   Cash..................................................            $        987                  $           -
   Accounts receivable net of allowance for doubtful
     accounts of $9,950 and $5,780, respectively.........                  14,165                         13,996
   Inventories...........................................                   3,418                          3,559
   Prepaid expenses and other current assets.............                   1,995                          1,330
                                                                     ------------                  -------------
     Total current assets................................                  20,565                         18,885
Property and equipment, net..............................                  32,988                         25,180
Due from affiliate.......................................                  19,942                         26,298
Other assets, net........................................                     585                          1,025
                                                                     ------------                  -------------
     Total assets........................................            $     74,080                  $      71,388
                                                                     ============                  =============
LIABILITIES AND PARTNER'S CAPITAL
Current liabilities:
   Accounts payable......................................            $      3,349                  $       3,589
   Salaries and benefits payable.........................                   2,704                          2,821
   Accrued expenses and other current liabilities........                     310                          1,565
   Current portion of capital lease obligations..........                     754                            162
   Current portion of debt allocated from IASIS..........                                                    414
                                                                     ------------                  -------------
     Total current liabilities...........................                   7,117                          8,551
Debt allocated from IASIS................................                  22,122                         22,349
Capital lease obligations................................                   1,150                          1,457
Redeemable limited partnership units - $25,000 per unit;
   1,833 units issued and outstanding at March 31, 2004
   and September 30, 2003................................                  43,433                         38,820
Partner's capital:
   General partner's ownership interest at March 31, 2004
     and September 30, 2003..............................                     258                            211
                                                                     ------------                  -------------
     Total liabilities and partner's capital.............            $     74,080                  $      71,388
                                                                     ============                  =============

See accompanying notes

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                THREE MONTHS ENDED MARCH 31,     SIX MONTHS ENDED MARCH 31,
                                                               -----------------------------    ---------------------------
                                                                   2004             2003           2004           2003
                                                               ------------     ------------    -----------   -------------
                                                                                (PREDECESSOR                  (PREDECESSOR
                                                                               -- SEE NOTE 1)                -- SEE NOTE 1)
Net acute care revenue.................................        $     29,213     $     25,576    $    57,171   $      49,466

Costs and expenses:
   Salaries and benefits...............................               9,800            9,033         19,507          17,414
   Supplies............................................               4,041            3,674          8,192           7,109
   Other operating expenses............................               5,799            4,741         11,577           9,491
   Provision for bad debts.............................               3,350            2,440          6,303           5,242
   Interest, net.......................................                (313)           3,258            450           6,516
   Depreciation and amortization.......................                 957            1,106          1,850           2,183
   Management fees.....................................                 656            1,170          1,285           2,261
                                                               ------------     ------------    -----------   -------------
     Total costs and expenses..........................              24,290           25,422         49,164          50,216
                                                               ------------     ------------    -----------   -------------
Income (loss) from operations before income taxes......               4,923              154          8,007            (750)
Income tax benefit.....................................                   -                -              -             (28)
                                                               ------------     ------------    -----------   -------------
Net income (loss)......................................        $      4,923     $        154    $     8,007   $        (722)
                                                               ============     ============    ===========   =============
Net income attributable to general partner.............        $         49                     $        80
                                                               ============                     ===========
Net income attributable to limited partners............        $      4,874                     $     7,927
                                                               ============                     ===========
Net income per limited partnership unit................        $   2,652.95                     $  4,314.89
                                                               ============                     ===========

See accompanying notes

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             PREDECESSOR (SEE NOTE 1)
                                                                                             ------------------------
                                                                   SIX MONTHS ENDED              SIX MONTHS ENDED
                                                                       MARCH 31,                    MARCH 31,
                                                                         2004                          2003
                                                                   ----------------          ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................          $          8,007          $                   (722)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization.........................                     1,850                             2,183
   Changes in operating assets and liabilities:
     Accounts receivable.................................                      (169)                            1,141
     Inventories, prepaid expenses and other current
       assets............................................                      (524)                              667
     Accounts payable, salaries and benefits payable,
       accrued expenses and other current liabilities....                    (1,612)                            2,174
                                                                   ----------------          ------------------------
         Net cash provided by operating activities.......                     7,552                             5,443
CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and equipment, net.................                    (9,658)                           (3,298)
Change in other assets...................................                       439                              (293)
                                                                   ----------------          ------------------------
         Net cash used in investing activities...........                    (9,219)                           (3,591)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt and capital lease obligations............                      (355)                                -
Change in due to/from affiliate, net.....................                     3,362                              (494)
Distribution of minority interests.......................                      (353)                                -
                                                                   ----------------          ------------------------
         Net cash provided by (used in) financing
            activities...................................                     2,654                              (494)
                                                                   ----------------          ------------------------
Change in cash...........................................                       987                             1,358
Cash at beginning of period..............................                         -                            (1,358)
                                                                   ----------------          ------------------------
Cash at end of period....................................          $            987          $                      -
                                                                   ================          ========================

See accompanying notes

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Medical Center of Southeast Texas, LP (the "Partnership") was formed on May 22, 2003 to own, manage and operate Mid-Jefferson Hospital in Nederland, Texas and Park Place Medical Center in Port Arthur, Texas. Mid-Jefferson Hospital operates 108 acute care beds and Park Place Hospital operates 143 acute care beds. The Partnership has begun construction of a new 210-bed hospital in Port Arthur, Texas. Upon completion of construction, the operations of Mid-Jefferson Hospital and Park Place Medical Center will be consolidated into the new hospital. The Partnership's approximately 1% general partner is IASIS Healthcare Holdings, Inc., which is a wholly-owned subsidiary of IASIS Healthcare Corporation ("IASIS"). IASIS is a for-profit hospital management company that owned and operated 15 acute care hospitals and one behavioral health hospital in five states at March 31, 2004. IASIS also has an ownership interest in three ambulatory surgery centers and owns and operates a Medicaid managed health plan in Phoenix.

On August 1, 2003, the Partnership sold 206 redeemable limited partner units in the Partnership in a private placement offering. Prior to this transaction, Beaumont Hospital Holdings, Inc., a wholly-owned subsidiary of IASIS, owned and operated Mid-Jefferson Hospital and Park Place Medical Center. In connection with this transaction, Beaumont Hospital Holdings, Inc. contributed certain of its assets to the Partnership in exchange for 1,627 redeemable limited partner units. Beaumont Hospital Holdings, Inc. currently owns an 88.0% interest in the Partnership.

The financial statements for all periods prior to August 1, 2003 reflect the financial position, result of operations and cash flows of Beaumont Hospital Holdings, Inc., the Partnership's predecessor entity (the "Predecessor"). The financial statements for all periods subsequent to August 1, 2003, reflect the financial position, results of operations and cash flows for the Hospital as operated by the Partnership. Unless stated otherwise as the Predecessor or the Partnership, all references to the Hospital include the operations of both the Predecessor and the Partnership.

Subject to certain exceptions, the Partnership's Limited Partnership Agreement (the "Partnership Agreement') provides that income, losses and distributions will be shared pro rata among the partners.

The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet at September 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

2.    DEBT ALLOCATED FROM IASIS

The Predecessor is party to a promissory note with IASIS (the "Note") in the amount of $100,240,000. Under provisions of the Note, interest of 13% per annum is due and payable on October 1, of each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full. The Note may be prepaid in whole or in part without premium or penalty and

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

may be reborrowed up to the stated principal amount. The Predecessor remains obligated to IASIS under the Note, while the Partnership has no obligation to IASIS or the Predecessor under the Note.

In connection with its initial capitalization on August 1, 2003, the Partnership entered into a new promissory note (the "New Note") with the Predecessor in the amount of $22,834,000. The New Note is a three-year note bearing interest at 9.3% per annum on a twenty-year amortization schedule.

3.    CONTINGENCIES

NET REVENUE

The calculation of appropriate payments from the Medicare and Medicaid programs as well as terms governing agreements with other third-party payors are complex and subject to interpretation. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

PROFESSIONAL, GENERAL AND WORKERS' COMPENSATION LIABILITY RISKS

IASIS, on behalf of the Partnership, maintains general and professional liability insurance as well as workers' compensation insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that IASIS believes to be sufficient for the Partnership, although, potentially, some claims may exceed the scope of coverage in effect. The cost of general and professional liability and workers' compensation coverage including the full self-insured retention exposure is allocated by IASIS to the Partnership based upon adjusted patient days. IASIS maintains reserves for general and professional liability and workers' compensation. Accordingly, no reserve for liability risks is recorded on the accompanying condensed balance sheets. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership participates in a self-insured program for health insurance administered by IASIS. IASIS allocates costs of the program based upon the number of program participants employed by the Partnership.

NEW HOSPITAL CONSTRUCTION

Pursuant to the Partnership Agreement, the Partnership has agreed to assume the debt incurred to construct the new 210-bed hospital from a wholly owned subsidiary of IASIS. The estimated debt to be assumed will approximate $68.0 million upon completion of construction of the new hospital. At March 31, 2004, the Partnership's estimated cost to complete the new hospital construction project equaled $77.0 million.

OTHER

The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $651.1 million at March 31, 2004.

In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

4.    INCOME TAXES

The Predecessor operated as a taxable corporation, whereas the Partnership is a nontaxable entity. No provision for income taxes has been reflected in the accompanying condensed financial statements for the Partnership, because the tax effect of the Partnership's activities accrues to the individual partners for all periods subsequent to July 31, 2003.

The Partnership does not maintain deferred tax assets or liabilities subsequent to July 31, 2003, because the tax effect of its operations accrues directly to the individual partners. The Predecessor's net deferred tax asset at July 31, 2003 was eliminated through a reduction to income tax benefit.

The Partnership's tax return and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.